Exhibit 99.1

NEWS RELEASE

TOREADOR RECAPS SUBSTANTIAL PROGRESS AND SIGNIFICANT GROWTH INITIATIVES AT 2010 ANNUAL STOCKHOLDER MEETING

Outlines its Recently Announced Shale Oil Partnership with Hess

New York, New York — June 3, 2010 — Toreador Resources Corporation (“Toreador” or the “Company”) (NASDAQ: TRGL) announced that at today’s Annual Stockholder Meeting in New York City it will discuss the progress made over the past year and the details of the Company’s corporate strategy in positioning Toreador to achieve significant growth over the 2010 — 2012 timeframe.  To access today’s 11:00 AM Eastern webcast of the Annual Stockholder Meeting and corporate presentation, please go to the Toreador website, www.toreador.net, and use the link in the investor relations section.  You may also copy and paste the following link in your browser: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=68298&eventID=3051838.

Topics to be discussed at the Annual Stockholder Meeting include the operational and financial turnaround of Toreador over the past year, the strategic review process the Company undertook in late 2009, culminating in the partnership with Hess to develop the Paris Basin Shale Oil, and Toreador’s initiatives to continue driving future growth.

Recent highlights and initiatives for Toreador include:

SUCCESSFUL TURNAROUND

Toreador has gone through a significant, successful transformation over the past 18 months.  The Company brought in experienced directors and management team with the foresight to relocate Toreador’s headquarters to Paris, divest the Company’s assets in Romania, Hungary and Turkey, significantly reduce its debt to strengthen its balance sheet, and reinvent Toreador as a progressive E&P company that is a first-mover in unconventional exploration in Europe.

POSITIVE RESULTS OF STRATEGIC REVIEW PROCESS

In October 2009, Toreador established a Strategic Board Committee (the “Committee”) to embark on a full review of strategic alternatives, including potential partnerships to develop Toreador’s shale oil asset in the Paris Basin. With the assistance of RBC Capital Markets, the Committee received numerous offers from leading North American, European and international oil and gas companies.  Hess was chosen as a partner based on its strong experience as a leading shale oil producer in the United States, along with its international operating and financial capabilities.  On May 10, 2010, Toreador and Hess jointly announced a definitive agreement under which Hess may become co-holder of Toreador’s exploration permits, which represent approximately 1 million gross acres (of which 680,000 acres awarded and 360,000 acres pending).

PARTNERSHIP WITH HESS

Under the terms of the agreement, Hess will make a $15 million upfront payment and invest up to $120 million in fulfillment of a two phase work program.  Phase 1 will consist of an evaluation of the acreage and drilling six wells, with the first well planned for later this year.  Depending on the results of Phase 1, Phase 2 is expected to consist of appraisal and development activities.  Following Phase 2, provided contractual obligations have been met, Hess will hold a 50 percent share of Toreador’s working interest in the covered permits, subject to approval of the French authorities.

GROWTH INITIATIVES

Paris Basin Shale Oil Partnership

Toreador is working with Hess to expedite implementation of the shale oil partnership.  The first set of well locations for Phase 1 drilling is being finalized, with the first well on track for Q4 of this year and two further wells to be drilled directly thereafter.  The partnership budget for the balance of 2010 has been approved at $14.4 million, which will be fully carried by Hess and includes mobilizing teams, G&G analysis of the newly reprocessed seismic, long-lead materials of the first set of wells, and the planning, permitting, and drilling of the first well.

Conventional Oil Operations

The Company remains committed to its existing conventional oil assets and is currently producing approximately 900 barrels of oil per day.  Toreador drilled La Garenne conventional exploratory well in the fourth quarter of 2009 and is preparing an appraisal and development plan.  Toreador is also working with third parties, including Gaffney Cline, to continue with the assessment of conventional prospects.

Strategic Growth Opportunities

Toreador will continue reviewing strategic alternatives that would maximize shareholder value.

Craig McKenzie, President and CEO of Toreador, said, “We have rebuilt Toreador into a focused and independent E&P company with strong potential for significant near-term growth and value for shareholders.  With our acreage position in the central Paris Basin and our new partnership with Hess, we have a truly unique opportunity to become a leading unconventional oil producer in Europe.”

ABOUT TOREADOR

Toreador Resources Corporation is an independent energy company engaged in the exploration and production of crude oil with interests in developed and undeveloped oil properties in the Paris Basin, France. The company’s website, www.toreador.net, provides more information about Toreador.

Cautionary Statements

Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause Toreador’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to our need and ability to raise additional capital or obtain alternative financing; our ability to maintain or renew our existing exploration permits or exploitation concessions or obtain new ones; the effect of our indebtedness on our financial health and business strategy; our ability to execute our business strategy and be profitable; our ability to replace reserves; a change in the SEC position on our calculation of proved reserves; the loss of the current purchaser of our oil production; results of our hedging activities; the loss of senior management or key employees; political, legal and economic risks associated with having international operations; disruptions in production and exploration activities in the Paris Basin; currency fluctuations; failure to maintain adequate internal controls; indemnities granted by us in connection with dispositions of our assets; unfavorable results of legal proceedings; assessing and integrating acquisition prospects;  declines in prices for crude oil; our ability to compete in a highly competitive oil and gas industry; our ability to obtain equipment and personnel; extensive regulation, including environmental regulation, to which we are subject; terrorist activities; our success in development, exploitation and exploration activities; reserves estimates turning out to be inaccurate; differences between the present value and market value of our reserves and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission.

The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACT:

Dan Gagnier/Jared Levy

Sard Verbinnen & Co (New York)

dgagnier@sardverb.com

+1-212-687-8080